SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT, dated as of November 19, 2003 (this “Agreement”), by and among Vulcan Energy Corporation, a Delaware corporation (the “Issuer”), Paul G. Allen, an individual (“Allen”), James C. Flores, an individual (“Flores”), and John T. Raymond, an individual (“Raymond”). Each of Flores and Raymond is sometimes referred to herein as a “Management Stockholder” and collectively, as the “Management Stockholders,” and each of the Issuer, Allen, Flores and Raymond is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Issuer is proposing that Plains Resources Inc., a Delaware corporation (“PLX”), the Issuer and a wholly-owned subsidiary of the Issuer (“Mergco”) enter into the Merger Agreement (as defined herein), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Mergco would merge with and into PLX (the “Merger”), and PLX would continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”), and each outstanding share of common stock, par value $0.10 per share, of PLX (“PLX Common Stock”), other than any shares held by the Issuer or Mergco, each restricted stock unit of PLX (“PLX Restricted Units”), other than any units held by the Issuer or Mergco, and each restricted share of PLX (“PLX Restricted Shares”), other than any units held by the Issuer or Mergco, would be converted into the right to receive a specified amount of cash.

WHEREAS, as of the date hereof (a) Flores is (i) the beneficial owner of, and has the sole right to vote and dispose of, and as of the Closing Date Flores will be the record owner of, 1,024,132 shares of PLX Common Stock (such shares, plus any additional shares of PLX Common Stock received upon exercise of any Flores PLX Options (as defined below) or issued in respect of any Flores PLX Units (as defined below), in each case prior to the consummation of the Merger, the “Flores PLX Shares”), (ii) the owner of options to purchase 1,475,000 shares of PLX Common Stock (such options, the “Flores PLX Options”), of which 31,250 of such options are currently vested, (iii) the owner of 20,000 PLX Restricted Units (the “Flores PLX Units”), and (iv) the owner of 60,000 unvested, restricted Flores PLX Shares (the “Flores PLX Restricted Shares”), and (b) Raymond is (i) the record and beneficial owner of, and has the sole right to vote and dispose of, 10,000 shares of PLX Common Stock (such shares, plus any additional shares of PLX Common Stock received upon exercise of any Raymond PLX Options (as defined below) or issued in respect of any Raymond PLX Units (as defined below), in each case prior to the consummation of the Merger, the “Raymond PLX Shares,” and together with the Flores PLX Shares, the “Management PLX Shares”), (ii) the owner of options to acquire 725,000 shares of PLX Common Stock (such options, the “Raymond PLX Options,” and together with the Flores PLX Options, the “Management PLX Options”), of which 177,084 of such options are currently vested, (iii) the owner of 40,000 PLX Restricted Units (the “Raymond PLX Units”, and together with the Flores Units, the “Management PLX Units”), and (iv) the owner of 75,000 unvested, restricted Raymond PLX Shares (the “Raymond PLX

Restricted Shares”, and together with the Flores PLX Restricted Shares, the “Management PLX Restricted Shares”).

WHEREAS, the Parties have agreed that, pursuant to the terms of this Agreement each Management Stockholder will (a) immediately prior to the consummation of the Merger, acquire, in exchange for all of his PLX Common Stock and Management PLX Units, and the Issuer will issue to such Management Stockholder in exchange therefor, the number of shares of common stock, par value $0.01 per share, of the Issuer (the “Issuer Common Stock”) determined as set forth herein and (b), immediately prior to the consummation of the Merger, deliver a written consent for the cancellation of each of his respective then-outstanding Management PLX Options (the “Subscription”).

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Subscription and also to prescribe certain conditions to the Subscription.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreement contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions and Interpretation

For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Article 1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acquisition Proposal” has the meaning set forth in Exhibit G.

“Affiliate” has the meaning set forth in the Stockholders Agreement.

“Aggregate Consideration Amount” means the sum of (a) the Allen Consideration Amount, (b) the Flores Consideration Amount, (c) the Raymond Consideration Amount and (d) $5 million.

“Aggregate Option Consideration” means an amount equal to (a) the aggregate number of Applicable In-the-Money Options outstanding immediately prior to the Effective Time, times (b) the amount by which the Merger Price exceeds the average exercise price per share of the Applicable In-the-Money Options.

“Allen” has the meaning set forth in the first paragraph of this document.

“Allen Consideration Amount” means an amount of cash equal to (a)(i) the Merger Price multiplied by (ii) the amount by which the aggregate number of shares of PLX Common Stock issued and outstanding immediately prior to the Effective Time exceeds the aggregate number of Management PLX Shares, plus (b)(i) the Merger Price multiplied by (ii) the amount by which the aggregate number of units of PLX Restricted Units issued and outstanding immediately prior to the Effective Time exceeds the aggregate number of Management PLX Units issued and outstanding at that time, plus (c) the aggregate amount of unpaid principal and accrued but unpaid interest under PLX’s existing secured term loan facility immediately prior to the Effective Time less the amount of PLX’s available cash on hand at such time, plus (d) the Aggregate Option Consideration, plus (e) except as provided for in Section 6.1, all of the reasonable fees and expenses incurred by the Issuer and/or Allen in connection with the Merger, plus (f) except as provided for in Sections 4.4 and 5.2, all of the reasonable fees and expenses incurred by the Management Stockholders in connection with the Merger, documentation for which has been provided to the Issuer and Allen at least three Business Days prior to the Closing, minus (g) the Final Borrowed Amount.

“Allen New Shares” means a number of shares of Class A Common equal to (a) the Total Initial Outstanding Shares, multiplied by (b) a fraction, the numerator of which is the Allen Consideration Amount, and the denominator of which is the Aggregate Consideration Amount.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, substantially in the form attached hereto as Exhibit A, with such changes and modifications as shall be acceptable to the parties thereto.

“Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 8.4.

“Applicable In-the-Money Option” means any option to acquire PLX Common Stock outstanding immediately prior to the Effective Time; provided, however that “Applicable In-the-Money Options” shall not include any Management PLX Option or any option the exercise price of which is greater than or equal to the Merger Price.

“Class A Common” has the meaning set forth in Section 8.4.

“Class B Common” has the meaning set forth in Section 8.4.

“Class C Common” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consent” has the meaning set forth in Section 7.2.

“DGCL” means the Delaware General Corporate Law, as amended from time to time.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Encumbrance” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, other than those arising under the Securities Act or state securities laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exclusivity Agreement” means the Exclusivity Agreement, substantially in the form attached hereto as Exhibit C, with such changes and modifications as shall be acceptable to the parties thereto.

“Final Borrowed Amount” means the aggregate amount of indebtedness funded immediately prior to the Effective Time pursuant to the Issuer’s $150 million senior secured term loan and the Issuer’s $65 million senior term loan.

“Flores” has the meaning set forth in the first paragraph of this document.

“Flores Consideration Amount” means an amount equal to (a) the aggregate number of Flores PLX Shares, Flores PLX Restricted Shares, and Flores PLX Units contributed to the Issuer pursuant to Section 2.1, times (b) the Merger Price.

“Flores Employment Agreement” means an employment agreement to be entered into between the Issuer and Flores at the Closing on the terms described in the term sheet attached hereto as Exhibit D, with such changes and modifications as shall be acceptable to Flores and Allen.

“Flores New Restricted Shares” means the Flores New Shares referred to in Section 2.1(b).

“Flores New Shares” means a number of shares of Class B Common equal to (a) the Total Initial Outstanding Shares, multiplied by (b) a fraction, the numerator of which is the Flores Consideration Amount, and the denominator of which is the Aggregate Consideration Amount.

“Flores PLX Options” has the meaning set forth in the recitals to this Agreement.

“Flores PLX Restricted Shares” has the meaning set forth in the recitals to this Agreement.

“Flores PLX Shares” has the meaning set forth in the recitals to this Agreement.

“Flores PLX Units” has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means any domestic or foreign national, supernational, regional, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, regulatory, administrative, arbitral, judicial, public or statutory instrumentality, authority, body, agency, court, department, bureau or entity.

“Implied Exchange Ratio” means the Merger Price divided by Initial Notional Share Price.

“Initial Class A Shares” has the meaning set forth in Section 8.4.

“Initial Notional Share Price” means the Aggregate Consideration Amount divided by the Total Initial Outstanding Shares.

“Initial Tax Loan Amount” has the meaning set forth in Section 10.6.

“Issuer” has the meaning set forth in the first paragraph of this document.

“Issuer Common Stock” has the meaning set forth in the recitals to this Agreement.

“Law” means any supernational, regional, federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order or decree.

“Management PLX Options” has the meaning set forth in the recitals to this Agreement.

“Management PLX Restricted Shares” has the meaning set forth in the recitals to this Agreement.

“Management PLX Shares” has the meaning set forth in the recitals to this Agreement.

“Management PLX Units” has the meaning set forth in the recitals to this Agreement.

“Management Stockholder” and “Management Stockholders” have the meanings set forth in the first paragraph of this document.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement.

“Mergco” has the meaning set forth in the recitals to this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” means the definitive Agreement and Plan of Merger, if any, entered into between the Issuer and PLX, as such agreement may be amended or modified from time to time.

“Merger Price” means the amount of cash into which a share of PLX Common Stock is to be converted in the Merger pursuant to the Merger Agreement.

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership, and its Subsidiaries.

“MLPGP” means Plains All American GP LLC, a Delaware limited liability company.

“MLPGP Interest” has the meaning set forth in Exhibit G.

“New Restricted Shares” means the Flores New Restricted Shares and the Raymond New Restricted Shares.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

“PLX” has the meaning set forth in the recitals to this Agreement.

“PLX Common Stock” has the meaning set forth in the recitals to this Agreement.

“PLX Restricted Units” has the meaning set forth in the recitals to this Agreement.

“PLX Restricted Shares” has the meaning set forth in the recitals to this Agreement.

“Raymond” has the meaning set forth in the first paragraph of this document.

“Raymond Consideration Amount” means an amount equal to (a) the aggregate number of Raymond PLX Shares, Raymond PLX Restricted Shares, and Raymond PLX Units contributed to the Issuer pursuant to Section 2.2, times (b) the Merger Price.

“Raymond Employment Agreement” means an employment agreement to be entered into between the Issuer and Raymond at the Closing on the terms described in the term sheet attached hereto as Exhibit E, with such changes and modifications as shall be acceptable to the parties thereto.

“Raymond New Restricted Shares” means the Raymond New Shares referred to in Section 2.2(b).

“Raymond New Shares” means a number of shares of Class C Common equal to (a) the Total Initial Outstanding Shares, multiplied by (b) a fraction, the numerator of which is the Raymond Consideration Amount, and the denominator of which is the Aggregate Consideration Amount.

“Raymond PLX Options” has the meaning set forth in the recitals to this Agreement.

“Raymond PLX Restricted Shares” has the meaning set forth in the recitals to this Agreement.

“Raymond PLX Shares” has the meaning set forth in the recitals to this Agreement.

“Raymond PLX Units” has the meaning set forth in the recitals to this Agreement.

“Sable” means Sable Investments, L.P., a Delaware limited partnership.

“Sable GP” means Sable Investments, LLC, a Delaware limited liability company.

“Sable Interest” has the meaning set forth in Section 4.3.

“Sable Management” has the meaning set forth in Section 4.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholders Agreement” means the Stockholders’ Agreement, substantially in the form attached hereto as Exhibit F, with such changes or modifications as shall be acceptable to the parties thereto.

“Subscription” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Stockholders Agreement.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Total Initial Outstanding Shares” means 20,000,000.

“Transactions” has the meaning set forth in the recitals to this Agreement.

When a reference is made in this Agreement to Articles, Sections, Exhibits, Appendices or Schedules, such reference shall be to an Article or Section of or Exhibit, Appendix or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 19, 2003.

2. Subscription

2.1 Flores Subscription. Upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Merger, (i) as consideration for the Flores New Shares, Flores shall (x) tender and deliver, or cause to be tendered and delivered, to the Issuer all of the Flores PLX Shares, all of the outstanding Flores PLX Restricted Shares, and all of the outstanding Flores PLX Units and (y) deliver to PLX, with a copy to the Issuer, his irrevocable written consent to, and all other documents necessary to cause, the cancellation prior to the Effective Time of all the Flores PLX Options without the payment of any consideration in respect thereof, and (ii) the Issuer shall issue and deliver to Flores the Flores New Shares.

(b) With respect to each award of Flores PLX Restricted Shares and Flores PLX Restricted Units (treating each group of shares or units having identical terms and conditions, including vesting, as a separate award) contributed to the Issuer pursuant to Section 2.1(a), a number of Flores New Shares issued pursuant to Section 2.1(a) equal to the Implied Exchange Ratio times the aggregate number of Flores PLX Restricted Shares and Flores PLX Restricted Units attributable to such contributed award shall be subject to the same terms and conditions, including vesting, as such contributed award; provided, however, that any terms or conditions associated with or applicable to the Foxtrot PLX Restricted Shares and Foxtrot PLX Restricted Units relating to the acceleration of vesting as a result of the Merger shall be inapplicable with respect to, and from and after, the Merger.

2.2 Raymond Subscription. Upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Merger, (i) as consideration for the Raymond New Shares, Raymond shall (x) tender and deliver, or cause to be tendered and delivered, to the Issuer all of the Raymond PLX Shares, all of the outstanding Raymond PLX Restricted Shares, and all of the outstanding Raymond PLX Units and (y) deliver to PLX, with a copy to the Issuer, his irrevocable written consent to, and all other documents necessary to cause, the cancellation prior to the Effective Time of all of the Raymond PLX Options without the payment of any consideration in respect thereof, and (ii) the Issuer shall issue and deliver to Raymond the Raymond New Shares.

(b) With respect to each award of Raymond PLX Restricted Shares and Raymond PLX Restricted Units (treating each group of shares or units having identical terms and conditions, including vesting, as a separate award) contributed to the Issuer pursuant to Section 2.2(a), a number of Raymond New Shares issued pursuant to Section 2.2(a) equal to the Implied Exchange Ratio times the aggregate number of Raymond PLX Restricted Shares and Raymond PLX Restricted Units attributable to such contributed award shall be subject to the same terms and conditions, including vesting, as such contributed award; provided, however, that any terms or conditions associated with or applicable to the Raymond PLX Restricted Shares and Raymond PLX Restricted Units relating to the acceleration of vesting as a result of the Merger shall be inapplicable with respect to, and from and after, the Merger.

2.3 Allen Subscription. Upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Merger, (a) as consideration for the Allen New Shares, Allen shall (i) tender and deliver, or cause to be tendered and delivered, to the Issuer by wire transfer of immediately available funds an amount of cash equal to the Allen Consideration Amount and (ii) tender and deliver, or cause to be tendered and delivered, to the Issuer all of the Initial Class A Shares, and (b) the Issuer shall issue and deliver to Allen the Allen New Shares.

3. Closing

3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Subscription (the “Closing”) will take place immediately after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 11 (other than those conditions which by their nature can only be satisfied at the time of the Closing but prior to the Effective Time of the Merger or prior to the closing of the Merger) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1600 Smith Street, Suite 4400, Houston, Texas, unless another time, date or place is agreed to by the Parties.

3.2 Deliveries at the Closing and Immediately Prior to the Effective Time.

(a) Flores. At the Closing and immediately prior to the Effective Time, Flores shall deliver, or cause to be delivered:

(i) to the Issuer, (A) as consideration for the Flores New Shares, one or more certificates representing all of the Flores PLX Shares, all of the outstanding Flores PLX Restricted Shares, and all of the outstanding Flores PLX Units, in each case, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, free and clear of any and all Encumbrances, (B) an executed counterpart, signed by Flores, of the Flores Employment Agreement, (C) a notice designating the Flores Designee (as defined in the Stockholders’ Agreement), and (D) any documents reasonably requested by the Issuer evidencing the immediate cancellation of all the Flores PLX Options prior to the Effective Time without the payment of any consideration in respect thereof;

(ii) to PLX, (A) an executed written consent, signed by Flores, irrevocably consenting to and authorizing the cancellation of all of the Flores PLX Options prior to the Effective Time without the payment of any consideration in respect thereof and (B) any other documents requested by PLX to affect such cancellation of the Flores PLX Options;

(iii) to Allen, Raymond and the Issuer, an executed counterpart, signed by Flores, of the Stockholders Agreement; and

(iv) to Allen and Raymond, an executed counterpart, signed by Flores, of the Exclusivity Agreement.

(b) Raymond. At the Closing and immediately prior to the Effective Time, Raymond shall deliver, or cause to be delivered:

(i) to the Issuer, (A) as consideration for the Raymond New Shares, one or more certificates representing all of the outstanding Raymond PLX Shares, all of the outstanding Raymond PLX Restricted Shares, and all of the outstanding Raymond PLX Units, in each case, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, free and clear of any and all Encumbrances, (B) an executed counterpart, signed by Raymond, of the Raymond Employment Agreement, (C) a notice designating the Raymond Designee (as defined in the Stockholders’ Agreement), and (D) any documents reasonably requested by the Issuer evidencing the immediate cancellation of all the Raymond PLX Options prior to the Effective Time without the payment of any consideration in respect thereof;

(ii) to PLX, (A) an executed written consent, signed by Raymond, irrevocably consenting to and authorizing the cancellation of all of the Raymond PLX Options prior to the Effective Time without the payment of any consideration in respect thereof and (B) any other documents requested by PLX to affect such cancellation of the Raymond PLX Options;

(iii) to Allen, Flores and the Issuer, an executed counterpart, signed by Raymond, of the Stockholders Agreement; and

(iv) to Allen and Flores, an executed counterpart, signed by Raymond, of the Exclusivity Agreement.

(c) Allen. At the Closing and immediately prior to the Effective Time, Allen shall deliver, or cause to be delivered:

(i) to the Issuer, (A) as consideration for the Allen New Shares, by wire transfer of immediately available funds an amount of cash equal to the Allen Consideration Amount and (B) stock certificates and associated stock powers for all of the Initial Class A Shares;

(ii) to Flores, Raymond and the Issuer, an executed counterpart, signed by Allen, of the Stockholders Agreement; and

(iii) to Flores and Raymond, an executed counterpart, signed by Allen, of the Exclusivity Agreement.

(d) Issuer. At the Closing and immediately prior to the Effective Time, the Issuer shall deliver, or cause to be delivered:

(i) to Flores (A), in exchange for the Flores PLX Shares, the outstanding Flores PLX Restricted Shares, and the outstanding Flores PLX Units, one or more certificates representing the Flores New Shares, in accordance with the terms of the certificate of incorporation and bylaws of the Issuer and Section 2.1, (B) an amount in cash equal to the reasonable fees and expenses incurred by Flores in connection with the transactions contemplated hereby, documentation for which has been provided to the Issuer and Allen at least three Business Days prior to the Closing, and (C) an executed counterpart, signed by the Issuer, of the Flores Employment Agreement;

(ii) to Raymond (A), in exchange for the Raymond PLX Shares, the outstanding Raymond PLX Restricted Shares, and the outstanding Raymond PLX Units, one or more certificates representing the Raymond New Shares, in accordance with the terms of the certificate of incorporation and bylaws of the Issuer and Section 2.2, (B) an amount in cash equal to the reasonable fees and expenses incurred by Raymond in connection with the transactions contemplated hereby, documentation for which has been provided to the Issuer and Allen at least three Business Days prior to the Closing, and (C) an executed counterpart, signed by the Issuer, of the Raymond Employment Agreement;

(iii) to Allen (A), in exchange for the Allen Consideration Amount, one or more certificates representing the Allen New Shares, in accordance with the terms of the certificate of incorporation and bylaws of the Issuer and Section 2.3 and (B) an amount in cash equal to the reasonable fees and expenses incurred by Allen or any of his Affiliates (other than the Issuer) in connection with the transactions contemplated hereby; and

(iv) to Allen, Flores and Raymond, an executed counterpart, signed by the Issuer, of the Stockholders Agreement.

4. Representations and Warranties of Flores

Flores hereby represents and warrants to the Issuer, Allen and Raymond, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Ownership of Flores PLX Shares. Flores is the sole record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 1,024,132 shares of PLX Common Stock and is the owner of (a) options to purchase 1,475,000 shares of PLX Common Stock, (b) 60,000 PLX Restricted Shares, and (c) 20,000 PLX Restricted Units, in each case, free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such PLX Common Stock, such options, such PLX Restricted Shares, or such PLX Restricted Units), except to the extent imposed by any existing stock option, incentive, compensation or other employee benefit plan(s) of PLX. Each of such shares of PLX Common Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options or other rights to acquire from Flores, or obligations of Flores to sell or to dispose of, any shares of PLX Common Stock or any options to purchase shares of PLX Common Stock owned by Flores. As of the date of this Agreement, the number of shares of PLX Common Stock, the number of PLX Restricted Units, the number of PLX Restricted Shares and the number of options to purchase shares of PLX Common Stock owned by Flores set forth in the recitals hereto represent all of the shares of capital stock, and all of the options or other rights to acquire shares of capital stock, of the Issuer owned by Flores. Flores has sole power of disposition of all of the shares of PLX Common Stock, all of the PLX Restricted Units, all of the PLX Restricted Shares and all of the options to purchase PLX Common Stock owned by Flores, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws). Flores beneficially owns 320.9 shares of PLX Common Stock in his 401(k) plan, which shares are not Flores PLX Shares for purposes of this Agreement, including for purposes of Section 2.1(a). Notwithstanding any other provision of this Agreement, the Parties acknowledge that as of the date hereof Sable Management L.P., a Delaware limited partnership (“Sable Management”), is the record and beneficial owner of 1,000,000 shares of PLX Common Stock, free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such PLX Common Stock, such options, or such PLX Restricted Units), all of which shares Flores beneficially owns. At or before the Closing, Flores will cause Sable Management to transfer all such shares to Flores free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such PLX Common Stock, such options, such PLX Restricted Shares, or such PLX Restricted Units). Flores will cause Sable Management to comply with all of the covenants with respect to the

Flores PLX Shares Sable Management holds as if Flores held such shares between the date hereof and the termination of this Agreement.

4.2 Ownership of Sable. Sable GP is the sole owner of record and “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of all of the general partner interest in Sable, free and clear of any and all Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such general interest in Sable). Flores is the sole owner of record and “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of all of the equity interests in Sable GP and is the sole record owner of, and Flores, together with Lynx Holdings I, LLC and Sable Holdings, L.P., are the sole beneficial owners of all of the limited partner interests in Sable, in each case, free and clear of any and all Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity interest in Sable GP or limited partnership interest in Sable), other than agreements or arrangements with Raymond.

4.3 MLPGP Membership Interest. Sable is the owner of record and “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of and has the sole right to vote and dispose of 20% of the outstanding membership interest (the “Sable Interest”) in the MLPGP, free and clear of any Encumbrances whatsoever, and there is no voting trust or other agreement, arrangement or restriction applicable to the Sable Interest, except as contemplated by this Agreement or set forth in the Amended and Restated Limited Liability Company Agreement of MLPGP, dated as of June 8, 2001 (as such agreement was in effect as of the date hereof).

4.4 No Broker Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Flores or any of his Affiliates, that is or will be payable by Flores or any of his Affiliates. Flores shall indemnify and hold harmless the Issuer from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by Flores by reason of any action taken by Flores.

4.5 No Other Representations. Except for the representations and warranties contained in this Section 4, in Section 7 or set forth in the Stockholders Agreement or the Exclusivity Agreement, neither Flores nor any other Person makes any representation or warranty, express or implied, on behalf of Flores.

5. Representations and Warranties of Raymond

Raymond hereby represents and warrants to the Issuer, Allen and Flores, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Ownership of Raymond PLX Shares. Raymond is the sole record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10,000 shares of PLX Common Stock and is the owner of (a) options to purchase 725,000 shares of

PLX Common Stock, (b) 75,000 PLX Restricted Shares, and (c) 40,000 PLX Restricted Units, in each case free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such PLX Common Stock, such options, such PLX Restricted Shares, or such PLX Restricted Units), except to the extent imposed by any existing stock option, incentive, compensation or other employee benefit plan(s) of PLX. Each of such shares of PLX Common Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options or other rights to acquire from Raymond, or obligations of Raymond to sell or to dispose of, any shares of PLX Common Stock or any options to purchase shares of PLX Common Stock owned by Raymond. As of the date of this Agreement, the number of shares of PLX Common Stock, the number of PLX Restricted Units, the number of PLX Restricted Shares and the number of options to purchase shares of PLX Common Stock owned by Raymond set forth in the recitals hereto represent all of the shares of capital stock, and all of the options or other rights to acquire shares of capital stock, of the Issuer owned by Raymond. Raymond has sole power of disposition of all of the shares of PLX Common Stock, all of the PLX Restricted Units, all of the PLX Restricted Shares and all of the options to purchase PLX Common Stock owned by Raymond, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws). Raymond beneficially owns 320.9 shares of PLX Common Stock in his 401(k) plan, which shares are not Raymond PLX Shares for purposes of this Agreement, including for purposes of Section 2.2(a).

5.2 No Broker Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Raymond or any of his Affiliates, that is or will be payable by Raymond or any of his Affiliates. Raymond shall indemnify and hold harmless the Issuer from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by Raymond by reason of any action taken by Raymond.

5.3 No Other Representations. Except for the representations and warranties contained in this Section 5, Section 7 or set forth in the Stockholders Agreement or the Exclusivity Agreement, neither Raymond nor any other Person makes any representation or warranty, express or implied, on behalf of Raymond.

6. Representations and Warranties of Allen.

Allen hereby represents and warrants to the Issuer, Flores and Raymond, as of the date of this Agreement and as of the Closing Date, as follows:

6.1 No Broker Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Allen or any of his Affiliates, that is or will be payable by Allen or any of his Affiliates. Allen shall indemnify and hold harmless the Issuer from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by Allen by reason of any action taken by Allen.

6.2 No Other Representations. Except for the representations and warranties contained in this Section 6, Section 7 or set forth in the Stockholders Agreement, neither Allen nor any other Person makes any representation or warranty, express or implied, on behalf of Allen.

7. Additional Representations and Warranties of Allen, Flores and Raymond.

Each of Allen, Flores and Raymond, severally and not jointly, hereby represents and warrants to the other Parties with respect to himself, as of the date of this Agreement and as of the Closing Date, as follows:

7.1 Authority; No Violation.

(a) (i) Such Party has the requisite competence and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(b) Neither the execution and delivery of this Agreement by such Party, nor the consummation by such Party of the transactions contemplated hereby, nor compliance by such Party with any of the terms or provisions hereof, will (i) assuming that any consents and approvals referred to in Section 10.2 hereof are duly obtained, violate any Laws applicable to such Party, or any of his properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than Encumbrances created by this Agreement and the Stockholders Agreement) upon any of the properties or assets of such Party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Party is a party, or by which such Party or any of his properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on such Party.

7.2 Consents and Approvals. Except for the filing of a Schedule 13D under the Exchange Act, no consent, waiver, approval, authorization, exemption, registration or declaration (“Consent”) is required to be obtained by such Party from, and no notice or filing is required to be given by such Party to or made by such Party with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Party of this Agreement.

7.3 Investment Representations and Warranties.

(a) Such Party is acquiring the Issuer Common Stock for investment purposes for his own account only.

(b) Such Party is financially able to bear the economic risk of an investment in the Issuer Common Stock, has adequate means for providing for his current needs and personal contingencies, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Issuer Common Stock, as the case may be, and can afford a complete loss of his investment.

(c) Such Party acknowledges that (i) the Issuer Common Stock has not been registered under the Securities Act or qualified under any applicable blue sky laws in reliance, in part, on his representations, warranties, and agreements herein (including the representations and warranties with respect to the bona fide nature of the investment intent); (ii) the Issuer and its board of directors are under no obligation to register or qualify the Issuer Common Stock under the Securities Act or under any state securities law, or to assist such Party in complying with any exemption from registration and qualification; (iii) the Issuer Common Stock are “restricted securities” under the Securities Act in that the Issuer Common Stock will be acquired from the Issuer in a transaction not involving a public offering, and that the Issuer Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Issuer Common Stock or an available exemption from registration under the Securities Act, such securities must be held indefinitely; (iv) there are substantial restrictions on the transferability of the Issuer Common Stock pursuant to the Stockholders Agreement, that the certificates evidencing the Issuer Common Stock will bear a legend setting forth such restrictions, that there is no public market for the Issuer Common Stock and none is expected to develop, and that, accordingly, it may not be possible to liquidate his investment in the Issuer; and (v) the Issuer Common Stock are speculative investments which involve a substantial degree of risk of loss of an entire investment in the Issuer, and he understands and takes full cognizance of the risks related to the purchase of the Issuer Common Stock.

(d) Such Party has been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the offering of the Issuer Common Stock, the Issuer and all other information to the extent the Issuer possesses such information or can acquire it without unreasonable effort or expense. Such Party has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the Issuer or its representatives concerning the terms and conditions of the offering of the Issuer Common Stock and other matters pertaining to this investment. Such Party has not been furnished with any representation, oral or otherwise, or information, oral or otherwise, in connection with the offering of the

Issuer Common Stock other than the Issuer’s express representations and warranties set forth herein, and such Party is not relying on the Issuer or its Affiliates with respect to economic considerations involved in this investment.

8. Representations and Warranties of the Issuer

The Issuer hereby represents and warrants to Allen, Flores and Raymond, as of the date of this Agreement and as of the Closing Date, as follows:

8.1 Organization, Etc. The Issuer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Issuer has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

8.2 Authority; No Violation.

(a) The Issuer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by its board of directors, and except as contemplated under Section 10.7, no other corporate actions on the part of the Issuer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Issuer and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(b) Neither the execution and delivery of this Agreement by the Issuer, nor the consummation by the Issuer of the transactions contemplated hereby, nor compliance by the Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or the bylaws of the Issuer, or (ii) assuming that any consents and approvals referred to in Section 10.2 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to the Issuer, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Issuer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Issuer is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (iii), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

8.3 Consents and Approvals. Except as set forth in Section 7.3 of the Issuer Disclosure Schedule, no Consent is required to be obtained by the Issuer from, and no notice or filing is required to be given by the Issuer to, or made by the Issuer with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Issuer of this Agreement.

8.4 Capitalization. As of the date of this Agreement, the authorized capital stock of the Issuer consists of 1,000 shares of Issuer Common Stock, all of which have been designated Class A Common Stock, each having a par value of $0.01 (“Class A Common”). Upon filing and effectiveness of the Amended and Restated Certificate of Incorporation of the Corporation, in the form substantially attached hereto as Exhibit B (the “Amended and Restated Certificate of Incorporation”), the authorized capital stock of the Issuer shall consist of (a) up to 200,000,000 shares of Issuer Common Stock, of which (i) up to 100,000,000 shares will have been designated Class A Common, (ii) up to 50,000,000 shares will have been designated Class B Common Stock, each having a par value of $0.01 per share (“Class B Common”), and (iii) up to 50,000,000 shares will have been designated Class C Common Stock, each having a par value of $0.01 per share (“Class C Common”). As of the date of this Agreement, there were 1,000 shares of Issuer Common Stock issued and outstanding (the “Initial Class A Shares”), all of which are owned, beneficially or of record, by Allen, and no shares of Issuer Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except as contemplated by this Agreement or either Employment Agreement. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Issuer may vote are issued or outstanding. All issued and outstanding shares of Issuer Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding or authorized (a) options, warrants, calls, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Issuer to issue, transfer or sell any shares of capital stock or other equity interest in, the Issuer or securities convertible into or exchangeable for such shares or equity interests, (b) obligations of the Issuer to repurchase, redeem or otherwise acquire any capital stock of the Issuer or (c) voting trusts or similar agreements to which the Issuer is a party with respect to the voting of the capital stock of the Issuer. Except as contemplated under this Agreement, immediately prior to the Closing, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Issuer will be bound calling for the purchase or issuance of any shares of the capital stock of the Issuer.

8.5 Issuance of Stock. The Issuer Common Stock that is being issued pursuant to this Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Stockholders Agreement and under applicable state and federal securities laws; provided, however that (a) the New Restricted Shares shall be subject to the restrictions and limitations provided herein and (b) certain other shares of Issuer Common Stock will be pledged to secure the Initial Tax Loan Amount as contemplated herein.

8.6 Status. The Issuer was incorporated on November 19, 2003, and, except for the transactions contemplated by this Agreement and the Merger Agreement, it does not conduct, nor has it ever conducted, any business or activities other than immaterial activities of an administrative nature that are incidental to being a holding company. Except for the shares of common stock of Mergco which will be issued to the Issuer upon the formation and capitalization of Mergco, the Issuer does not currently have nor has it ever had any right, title or interest to or in any properties and assets (real, personal or mixed, tangible or intangible), other than its rights under this Agreement, any exclusivity agreement entered into with PLX, the Merger Agreement, the bank commitment letters and the agreements and instruments to be entered into at the Closing.

8.7 No Other Representations. Except for the representations and warranties contained in this Section 8 or set forth in the Stockholders Agreement or the Merger Agreement, neither the Issuer nor any other Person makes any representation or warranty, express or implied, on behalf of Issuer.

9. Covenants

9.1 Certain Prohibited Transfers. During the period commencing on the date hereof and continuing until the consummation of the Merger:

(a) Each Management Stockholder agrees, with respect to its respective shares of PLX Common Stock (owned as of the date hereof or acquired and owned by such Management Stockholder or its Affiliates after the date hereof), its respective Management PLX Options (owned as of the date hereof or granted to and owned by such Management Stockholder after the date hereof), and its respective Management PLX Units (owned as of the date hereof or granted to and owned by such Management Stockholder after the date hereof), not to, except as provided for in this Agreement:

(i) directly or indirectly offer for sale, sell, sell short, cash out, exercise, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any such PLX Common Stock, Management PLX Options, Management PLX Units or any options, rights, or any interest therein;

(ii) grant any proxies or power of attorney, deposit any such PLX Common Stock, Management PLX Options or

Management PLX Units into a voting trust, or enter into a voting agreement or other arrangement with respect to any such PLX Common Stock, Management PLX Options, Management PLX Units or any options, rights, or any interest therein;

(b) Each Management Stockholder agrees (i) to cause Sable and Sable GP not to directly or indirectly offer for sale, sell, sell short, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any membership interest in the MLPGP or partnership interest in the MLP or any options, rights, or any interest therein, (ii) not to directly or indirectly offer for sale, sell, sell short, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any interest in Sable or Sable GP; and

(c) Without limiting the generality of Section 9.1(a) above, each Management Stockholder agrees with, and covenants to, the Issuer that he shall not, (i) except with respect to the exchange of shares pursuant to this Agreement, request that PLX register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Management PLX Shares, unless such transfer is made in compliance with this Agreement, or (ii) take any action inconsistent with any of the foregoing.

(d) Notwithstanding any other provision of this Section 9.1 to the contrary, if PLX should enter into a definitive agreement with any Person other than the Issuer or any of its Affiliates providing for an Acquisition Proposal, at the closing of the transaction contemplated by such agreement the Management Stockholders may deliver their PLX Common Stock for treatment in accordance with the terms of such agreement, and the Management PLX Options and Management PLX Units will be treated as contemplated by their terms and the terms of such agreement.

9.2 Voting Agreement and Non-Solicitation.

(a) Each of the Management Stockholders hereby agrees to vote (or cause to be voted) all of its shares of PLX Common Stock (owned as of the date hereof or acquired and owned (or entitled to be voted) by such Management Stockholder after the date hereof), at any annual, special or other meeting of the stockholders of PLX, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or in any other circumstance upon which any vote or consent or other approval of the stockholders of PLX is sought, which such Management Stockholder has the right to so vote:

(i) in favor of the approval of the Merger Agreement and any actions required in furtherance thereof;

(ii) against any proposal to the stockholders of PLX that would be reasonably likely to prevent the consummation of the Transactions or result in the breach by PLX of the Merger Agreement;

(iii) against (A) any significant corporate transaction, including any merger, consolidation, share exchange, rights offering, reorganization, recapitalization, reclassification or liquidation involving PLX or any of its Subsidiaries, other than the Merger, (B) any Acquisition Proposal other than the Merger, or (C) any action that could materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or the transactions contemplated by this Agreement;

(iv) against any change in the composition of the board of directors of PLX, other than as contemplated by the Merger Agreement; and

(v) against any amendment to the Second Restated Certificate of Incorporation of PLX or the Bylaws of PLX, as amended.

(b) During the period commencing on the date hereof and continuing until the consummation of the Merger, each Management Stockholder shall not (whether directly or indirectly through its advisors, agents or other intermediaries), engage in any conduct described in Exhibit G hereto, except to the extent such Management Stockholder is specifically directed to engage in any such conduct by the board of directors of PLX to the extent not inconsistent with the provisions of the Merger Agreement.

(c) Nothing herein shall restrict the Management Stockholders from acting in accordance with their fiduciary duties as officers and directors of PLX.

9.3 No Transfer of Initial Class A Shares. Allen hereby agrees and covenants that he shall not transfer any of the Initial Class A Shares during the period commencing on the date hereof until the delivery and tender by Allen of the Initial Class A Shares in accordance with Section 2.3; provided, however, that the foregoing shall not prohibit any transfer of such shares to an Affiliate of Allen; provided further that any such transfer shall not limit Allen’s obligation with respect to the Initial Class A Shares under Section 2.3.

10. Additional Agreements

10.1 Consummation of Transactions. Subject to the terms and conditions of this Agreement, each Party agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Subscription and the other transactions contemplated by this Agreement. No Party shall knowingly take any action that is in contravention of, or that is inconsistent with, the Subscription, the terms of Sections 9.1 and 9.2, or the other transactions contemplated by this Agreement or that could jeopardize or materially delay the consummation of the Subscription or the other transactions contemplated by this Agreement; provided, however, that the foregoing shall not require the Issuer to waive any condition set forth in, or agree or consent to any amendment or modification of, the Merger Agreement.

10.2 Regulatory Matters.

(a) Each Party shall, upon request, furnish the other Party with all information concerning itself, its respective Subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries to any Governmental Authority in connection with the Subscription and the other transactions contemplated by this Agreement.

(b) Each Party shall promptly furnish the other Party with copies of written communications received by the Party, or any of its respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement.

10.3 Legal Conditions to the Subscription. Each Party shall use reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party with respect to the Subscription, subject to the conditions set forth in Article 11 of this Agreement, as applicable, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Parties to obtain) any Consent of any third party (other than a Governmental Authority) which is required to be obtained by each of the Parties or any of their respective Affiliates in connection with the Subscription and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such Consent; provided, however, that no Party shall be obligated to pay any consideration therefor to any such third party from whom any such Consent is requested.

10.4 Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and, if applicable, the proper officers, managers and directors of each Party and its respective Subsidiaries, if any, shall take all such necessary action as may be reasonably requested by the other Parties.

10.5 Employment Agreements. The Issuer, Allen, Flores and Raymond shall finalize the forms of the Flores Employment Agreement and the Raymond Employment Agreement as soon as reasonably practicable after the date of this Agreement.

10.6 Initial Tax Loans. In the event that a Management Stockholder makes a timely election under Section 83(b) of the Code with respect to any Flores New Restricted Shares or Raymond New Restricted Shares, as applicable, for which such Management Stockholder is entitled to make such election under the Code, and such Management Stockholder exercises his right under his Employment Agreement to obtain a loan from the Issuer in an amount equal to the federal income tax liability incurred by such Management Stockholder in respect of such Section 83(b) election with respect to such shares (the “Initial Tax Loan Amount”), then Allen shall purchase from the Issuer for an amount of cash equal to the Initial Tax Loan Amount, and the Issuer shall issue and deliver to Allen, a number of additional shares of Class A Common equal to the Initial Tax Loan Amount divided by the Initial Notional Share Price.

10.7 Amended and Restated Certificate of Incorporation. Prior to the Closing, the Issuer and Allen shall take all action necessary to cause the approval and adoption of (i) the Amended and Restated Certificate of Incorporation and (ii) the Amended and Restated Bylaws.

10.8 Merger Agreement. The Issuer shall consult with the other parties hereto regarding the final terms of the Merger Agreement, including the Merger Price, provided, however, the final terms of the Merger Agreement, including the Merger Price, shall be acceptable to Allen in his sole discretion.

11. Conditions to the Subscription.

11.1 Conditions to Each Party’s Obligation To Effect the Subscription. The respective obligation of each Party to effect the Subscription shall be subject to the satisfaction of the following conditions:

(a) Authorizations. All authorizations, approvals, or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Issuer Common Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subscription shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Subscription and the other transactions contemplated by this Agreement.

(c) Merger. All of the closing conditions set forth in the Merger Agreement (other than those conditions which relate to actions to be taken at the closing of the Merger) have been satisfied or waived (subject to applicable law and in accordance with the terms of the Merger Agreement).

(d) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by all of the parties thereto and shall be in full force and effect.

(e) Exclusivity Agreement. The Exclusivity Agreement shall have been executed and delivered by all of the parties thereto and shall be in full force and effect.

(f) Flores Employment Agreement. The Flores Employment Agreement shall have been executed and delivered by all of the parties thereto and shall be in full force and effect.

(g) Raymond Employment Agreement. The Raymond Employment Agreement shall have been executed and delivered by all of the parties thereto and shall be in full force and effect.

11.2 Conditions to Obligations of the Issuer and Allen. The respective obligations of the Issuer and Allen to effect the transactions contemplated under this Agreement are also subject to the satisfaction or waiver by the Issuer of the following conditions:

(a) Management Stockholder Representations and Warranties. The representations and warranties of Flores set forth in Articles 4 and 7 and of Raymond set forth in Articles 5 and 7 shall be true and correct in all material respects as of the date of this Agreement and as of the date of the consummation of the Subscription as though made on and as of the date of the consummation of the Subscription;

(b) Management Stockholder Covenants. Each Management Stockholder shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by such Management Stockholder under this Agreement at or prior to the date of the consummation of the Subscription; and

(c) Management Stockholder Consents. Each Management Stockholder shall have delivered to PLX, an executed written consent consenting to and authorizing the cancellation of all of such Management Stockholder’s Management PLX Options, along with any other documents requested by PLX to affect such cancellation.

(d) Cancellation of Management PLX Options. Each outstanding Management PLX Option shall have been cancelled prior to the Effective Time without the payment of any consideration in respect thereof.

11.3 Conditions to Obligation of Management Stockholders. The obligation of each Management Stockholder to effect the Subscription is also subject to the satisfaction or waiver by each Management Stockholder of the following conditions:

(a) Allen and Issuer Representations and Warranties. The representations and warranties of Allen set forth in Articles 6 and 7 and of the Issuer in

Article 8 shall be true and correct in all material respects as of the date of this Agreement and as of the date of the consummation of the Subscription as though made on and as of the date of the consummation of the Subscription; and

(b) Allen and Issuer Covenants. Each of Allen and the Issuer shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Allen and the Issuer (as the case may be) under this Agreement to the date of the consummation of the Subscription.

12. Termination and Amendment

12.1 Termination. This Agreement may be terminated at any time:

(a) by mutual written consent of Allen, Flores and Raymond;

(b) by any Party upon written notice to the other Parties if any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the Subscription and the other transactions contemplated hereby and thereby; or

(c) by any Party upon the termination of the Merger Agreement in accordance with its terms.

(d) by any Party if the Company and PLX have not entered into a Merger Agreement by the six-month anniversary of the date of this Agreement; or

(e) by any party if the Merger has not been consummated on or prior to the 12 month anniversary of the date of this Agreement.

12.2 Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 12.1, this Agreement shall forthwith become void and have no effect except that (a) this Section 12.2 and Sections 12.3, 12.4 and Article 13 shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement prior to such termination.

12.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of the Issuer, Allen, Flores and Raymond.

12.4 Extension; Waiver. No extension of the time for performance of any obligation hereunder or waiver of any condition or breach of any representation, warranty, covenant or agreement or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall operate as an extension, waiver of, or estoppel with respect to, any subsequent or other breach or failure. The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

13. General Provisions

13.1 Expenses. Subject to the effect of clauses (e) and (f) of the definition of Allen Consideration Amount, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

13.2 Notices. All notices, consents, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given or delivered (i) when received if delivered by hand, (ii) the business day after their deposit with a recognized overnight commercial courier (receipt requested), or (iii) upon receipt if sent by telecopier (with receipt confirmed), provided that with respect to clause (iii) a copy is either promptly thereafter mailed in the United States by first-class postage pre-paid mail or sent by a recognized overnight commercial courier (receipt requested), to the party as follows:

(a) if to the Issuer or Allen to:

Vulcan Energy Corporation

505 Fifth Ave S Suite 900

Seattle, WA 98104

Attn: David Capobianco

Facsimile: (206) 342-3000

Copies (which shall

not constitute notice) to:

Skadden, Arps, Slate,

Meagher & Flom LLP

1600 Smith

Suite 4400

Houston, Texas 77002

Fax: (713) 655-5200

Attention: Frank Ed Bayouth II

Nicholas Saggese

(b) if to Flores, to:

c/o Plains Exploration and Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Facsimile: (832) 239-6210

Attention: James C. Flores

Copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

711 Louisiana St.

Suite 1900 South

Houston, Texas 77002

Fax: 713-236-0822

Attention: Michael Dillard

(b) if to Raymond, to:

c/o Plains Exploration and Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Facsimile: (832) 239-6210

Attention: John T. Raymond

Copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

711 Louisiana St.

Suite 1900 South

Houston, Texas 77002

Fax: 713-236-0822

Attention: Michael Dillard

or to such other address and/or telecopy number as any Party shall have designated by 15 days’ notice in writing to the other parties.

13.3 Counterparts and Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, it being understood that each of the Parties need not sign the same counterpart. Subject to the following sentence, this Agreement shall become effective upon the execution hereof by each of the Issuer, Allen, Flores and

Raymond, and the delivery hereof to each Party executing this Agreement. Upon effectiveness, this Agreement shall be binding upon each Party executing this Agreement.

13.4 Waivers. The Parties may by written instrument (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (ii) waive compliance or performance by any other Party with or of any of the covenants or agreements made to it by any other Party contained in this Agreement. The delay or failure on the part of any Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

13.5 Future Actions. The Company and each Stockholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties expressed herein.

13.6 Amendment. This Agreement shall be modified, supplemented or amended only by a written instrument executed by all of the Parties.

13.7 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any of the conflict of law rules thereof. The Parties agree that the courts of Delaware (either State or Federal) are to have exclusive jurisdiction to settle any dispute arising in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement, and by execution of this Agreement, each Stockholder hereby irrevocably submits to the jurisdiction of such courts and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered United States mail, postage prepaid, to its address specified herein.

13.8 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

13.9 Invalidity. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision of this Agreement is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

13.10 Entire Agreement and Construction. This Agreement, together with any exhibits, annexes and other documents contemplated hereby and thereby, contains the entire agreement between the parties hereto with respect to the subject matter hereof and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the parties’ understandings which have not been incorporated into this Agreement and any exhibits, annexes and other agreements and documents contemplated hereby or thereby.

13.11 Publicity. Except as otherwise required by Law, so long as this Agreement is in effect, no Party shall, or shall permit any of its Affiliates or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

13.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, permitted assigns and other permitted transferees. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective successors, permitted assigns and other permitted transferees, any rights or remedies under or by reason of this Agreement.

13.13 Interpretation. If any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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IN WITNESS WHEREOF, the Parties have caused this Subscription Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VULCAN ENERGY CORPORATION

By:	/s/ David Capobianco

Name: David Capobianco
Title: President

PAUL G. ALLEN

/s/ Paul G. Allen

JAMES C. FLORES

/s/ James C. Flores

JOHN T. RAYMOND

/s/ John T. Raymond